UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2008 (June 30, 2008)

MRS. FIELDS FAMOUS BRANDS, LLC

(Exact name of registrant as specified in charter)

DELAWARE	333-115046	80-0096938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121-7050

801-736-5600

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01               OTHER EVENTS

On June 5, 2008, Mrs. Fields Famous Brands, LLC (“MFFB”) filed a Current Report on Form 8-K announcing a plan of reorganization through an out-of-court exchange offer and/or a “pre-packaged” Chapter 11 filing and a plan of reorganization confirmed under the United States Bankruptcy Code, as amended (the “Restructuring”).  In connection with the Restructuring, MFFB, along with Mrs. Fields Financing Company, Inc., (“Mrs. Fields Financing”, and collectively with MFFB, “Mrs. Fields”) and Mrs. Fields’ Original Cookies, Inc. (“MFOC”), entered into a binding Restructuring Term Sheet dated June 2, 2008 (the “Term Sheet”) with certain unaffiliated investors holding Mrs. Fields’ 9% and 11½% Senior Secured Notes due 2011 (the “Notes”) providing for an offer by Mrs. Fields to exchange the Notes for cash, new debt and new equity as described in the Term Sheet.  On June 3, 2008, certain members of a committee of unaffiliated investors holding Notes (the “Committee”), including those investors who are parties to the Term Sheet, entered into support agreements with Mrs. Fields and MFOC (the “Support Agreements”).  The Support Agreements provide that the signatories thereto will support the Restructuring as set forth in the Term Sheet and that Mrs. Fields and the members of the Committee will negotiate and enter into definitive documentation regarding the Exchange Offer in order to permit to commence by June 30, 2008.

MFFB is filing this Current Report on Form 8-K to report that the Exchange Offer was not commenced on June 30, 2008, as originally anticipated, but rather is expected to commence within the next few weeks.  Although, as of the date of this Current Report on Form 8-K, Mrs. Fields, the members of the Committee and their respective advisors are continuing to work together to complete the definitive documentation needed to proceed with the Exchange Offer, the members of the Committee, through their counsel, have advised MFFB that they are reserving their right to terminate their obligations under the Term Sheet by reason of the Exchange Offer not having been commenced on June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MRS. FIELDS FAMOUS BRANDS, LLC

/s/ Michael Ward
Michael Ward
Executive Vice President and Chief Legal
Officer

Date: July 7, 2008